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                                                                     EXHIBIT 11

                PENRIL DATACOMM NETWORKS, INC AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                   (In thousands except per share amounts)


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
                                          1996            1995           1994
                                        --------        -------         ------
Income (Loss) from Continuing
  Operations, as reported               $(20,668)       $(4,614)        $2,345
Imputed Earnings                              --             --             --
                                        --------        -------         ------
Adjusted Income from Continuing
  Operations                             (20,668)        (4,614)         2,345

Loss from Discontinued Operations           (236)        (3,061)          (828)
                                        --------        -------         ------
Adjusted Net income                     $(20,904)       $(7,675)        $1,517
                                        ========        =======         ======

Shares used in this Computation:
  Weighted Average Common Shares           9,650          7,559          7,443
  Shares applicable to Common Stock
    Equivalents                               --             --            366
                                        --------        -------         ------
                                           9,650          7,559          7,809
                                        ========        =======         ======

Earnings (Loss) Per Share:
  Continuing Operations                 $  (2.14)       $ (0.61)        $ 0.30
  Discontinued Operations                  (0.03)         (0.41)         (0.11)
                                        --------        -------         ------
                                        $  (2.17)       $ (1.02)        $ 0.19
                                        ========        =======         ======


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